UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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The Quigley Corporation
(Name of Registrant as Specified In Its Charter)

Ted Karkus
Mark Burnett
John DeShazo
Mark Frank
Louis Gleckel, MD
Mark Leventhal
James McCubbin
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INDEPENDENT SHAREHOLDER TED KARKUS FILES PRELIMINARY PROXY STATEMENT TO ELECT NOMINEES TO THE BOARD OF THE QUIGLEY CORPORATION

NEW YORK, April 9 /PRNewswire/ -- Ted Karkus, a management consultant and private investor, announced today that he filed with the U.S. Securities and Exchange Commission a preliminary proxy statement nominating independent directors to replace the entire Board of Directors of The Quigley Corporation (NASDAQ:QGLY) at Quigley’s 2009 Annual Meeting of Stockholders to be held on May 20, 2009.

The nominees are:

Ted Karkus, the managing member of Forrester Financial, LLC which he founded in 2001.  Forrester is a management consulting firm providing a wide range of services to emerging-growth companies.  Forrester’s services include the structuring and raising of working capital as well as assisting management in developing operational, marketing and financial strategies.

Mark Burnett, the EVP and CFO for MercBloc, LLC, which he co-founded in 2007.  MercBloc, LLC is a financial services administrator that has raised more than $500 million for investment from over 70 high net worth individuals.

John DeShazo, the CEO of FBN Construction Company, Inc. which he founded in 1976.  FBN Construction Company has established itself as one of the premier high-end residential construction contractors in the Greater Boston area.

Mark Frank, the President of a division of GSW Worldwide in Newtown, Pa.  GSW is one of the largest health care advertising companies in the world with offices in 13 major markets.  GSW is a subsidiary of inVentiv Health (NASDAQ: VTIV).

Louis Gleckel, MD, co-founded ProHealth Care Associates in 1997, a comprehensive state of the art multi-specialty physician group practice with offices in Long Island and Bronx, NY.

Mark Leventhal, was a General Partner of The Beacon Companies, LLP. Beacon developed office buildings, hotels, retail and multi family housing throughout the United States.  Many of these projects became part of  Beacon Properties which was sold to Equity Office Properties for approximately $4.4 billion in 1997.  Since that time, Mr. Leventhal has continued to invest in real estate in Massachusetts, Rhode Island and Connecticut.

James McCubbin, is the Executive Vice President and Chief Financial Officer of WidePoint Corporation (NYSE AMEX: WYY). He also serves on WidePoint's Board of Directors and as its Secretary and Treasurer.

Mr. Karkus has engaged The Altman Group to assist in the solicitation of proxies.  Mr. Karkus urges shareholders of The Quigley Corporation not to sign or return the proxy card distributed by The Quigley Corporation and instead to read his Proxy Statement which is available at www.sec.gov.

ADDITIONAL INFORMATION CONCERNING PARTICIPANTS

Ted Karkus made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a Proxy Statement and accompanying Proxy Card to be used to solicit votes for the election of its slate of director nominees at the 2009 Annual Meeting of Stockholders of The Quigley Corporation.

Mr. Karkus strongly advises all stockholders of The Quigley Corporation to read his Proxy Statement because it contains important information.  The Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov.  In addition, Mr. Karkus will provide copies of the Proxy Statement without charge upon request.  Requests for copies should be directed to Mr. Karkus’s proxy solicitor as disclosed in the Proxy Statement.

Information about Mr. Karkus and his director nominees (the “Participants”) is set forth in the Proxy Statement filed by Mr. Karkus with the SEC.  Collectively, the Participants may be deemed to beneficially own 1,309,323 shares, or approximately 10.14% of The Quigley Corporation’s outstanding common stock.

CONTACT: Ted Karkus, +1-516-569-9999